Exhibit 99.3

Prestige Consumer Healthcare Inc.
Unaudited Pro-Forma Condensed Combined Financial Information

Introduction
On June 12, 2026 (the “Closing Date”), Prestige Brands, Inc. and Medtech Products Inc., both wholly-owned subsidiaries of Prestige Consumer Healthcare Inc. (referred to herein as "Prestige", the "Company" or "we", which reference shall, unless the context requires otherwise, be deemed to refer to Prestige Consumer Healthcare Inc. and all of its direct and indirect 100% owned subsidiaries on a consolidated basis) completed the previously announced acquisition of Breathe Right® and certain other brands (the “OTC Wellness Business"), from Foundation Consumer Brands, LLC and certain of its affiliates, pursuant to an Asset Purchase Agreement, dated as of March 19, 2026 (the “Breathe Right Purchase Agreement”), for a purchase price of $1,045.0 million in cash (the “Breathe Right Acquisition”). The Breathe Right Acquisition was accounted for using the acquisition method of accounting for business combinations under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Pursuant to the Breathe Right Purchase Agreement, the Company acquired certain assets primarily related to a portfolio of over-the-counter consumer health products.

In connection with this acquisition, on the Closing Date, the Company entered into a Term Loan Credit Agreement with a seven-year maturity. Proceeds of the term loans borrowed under the Term Loan Credit Agreement in the amount of $1,045.0 million were used to, along with cash on hand, finance the Breathe Right Acquisition and fees and expenses incurred in connection with the closing of the Term Loan Credit Agreement and the Breathe Right Acquisition. The Term Loan Credit Agreement also permits, subject to the satisfaction of certain conditions as more specifically set forth in the Term Loan Credit Agreement, a second draw (on an uncommitted basis) of term loans in an amount not to exceed $95.0 million that may be used by the Company to finance, in part, the previously announced acquisition of LaCorium Health (the “LaCorium Health Acquisition”), which is expected to close in the second quarter of fiscal 2027, together with fees and expenses incurred in connection with the LaCorium Health Acquisition. The Term Loan Credit Agreement also allows the Company to borrow additional funds under the Term Loan Credit Agreement on an uncommitted basis, subject to certain limitations and conditions set forth in the Term Loan Credit Agreement.

Term loans borrowed under the Term Loan Credit Agreement bear interest, at the option of Prestige Brands, Inc. (the “Borrower”), at a rate per annum equal to (i) Term SOFR plus 2.00% or (ii) an alternate base rate based on the highest of Citibank, N.A.’s prime rate, the overnight Federal Funds Rate plus 0.50% and Term SOFR plus 1.00%. Each of Term SOFR and the alternate base rate are subject to a floor of 0% and 1.00%, respectively.

The Term Loan Credit Agreement requires the Borrower to make quarterly amortization payments equal to 0.25% of the aggregate principal amount of the term loans made on the Closing Date, plus the aggregate principal amount of any additional term loans advanced to fund the LaCorium Health Acquisition. The Borrower is permitted to prepay all or a portion of the term loans under the Term Loan Credit Agreement at any time, subject to a 1.0% premium if the Borrower effects a certain repricing transactions (where the primary purpose thereof is to lower the all-in yield of the Term Loan Credit Agreement) prior to December 12, 2026. Borrowings under the Term Loan Credit Agreement are subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain casualty events, and, starting with the fiscal year ending March 31, 2028, with a portion of excess cash flow if the Company’s consolidated first lien net leverage ratio is greater than 2.75 to 1.00.

Also, on the Closing Date, the Company and the Borrower entered into Amendment No. 10 (“ABL Amendment No. 10”) to the credit agreement governing the Company’s asset-based revolving line of credit (as amended, the “ABL Credit Agreement”) originally entered into on January 31, 2012, by and among the Company, the Borrower, certain subsidiaries party thereto as guarantors, the lenders party thereto and Citibank, N.A., as the administrative agent. Among other modifications, ABL Amendment No. 10 (i) increased the aggregate commitments under the ABL Credit Agreement to $225 million and (ii) extended the maturity date of the ABL Credit Agreement to June 12, 2031, subject to a springing maturity if any other debt in an amount equal to or greater than $125 million that has a scheduled repayment before the line of credit under the ABL Credit Agreement has not been repaid within 91 days of such scheduled repayment. For purposes of the unaudited pro forma condensed combined financial information, management preliminarily determined that ABL Amendment No. 10 qualifies to be accounted for as a debt modification. The evaluation and finalization of such accounting conclusions are ongoing and subject to change, which could result in an impact to the Company’s results of operations in the future. Proceeds of borrowings under the ABL Credit Agreement may be used for the LaCorium Health Acquisition if, after giving effect to such borrowing, excess availability under the ABL Credit Agreement is no less than the greater of (A) $30,625,000 and (B) 17.5% of the lesser of (i) aggregate commitments under the ABL Credit Agreement and (ii) the borrowing base under the ABL Credit Agreement.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined statement of income for the fiscal year ended March 31, 2026 has been prepared to illustrate the effects of the Breathe Right Acquisition and related financings (collectively, the "Transactions"), as if they had occurred on April 1, 2025. The unaudited pro forma condensed combined balance sheet has been prepared to illustrate the effects of the Transactions as if they had occurred on March 31, 2026. The pro forma data has been derived from the audited financial statements of the Company for the fiscal year ended March 31, 2026, the audited combined financial statements of the OTC Wellness Business for the fiscal year ended December 31, 2025 (excluding the unaudited three month period ended March 31, 2025 for which total revenues were $50.5 million and net income was $14.8 million) and the unaudited condensed combined financial statements of the OTC Wellness Business for the three months ended March 31, 2026 (included elsewhere in this Current Report on Form 8-K/A).

The pro forma adjustments contained in the unaudited pro forma condensed combined financial information are based on the latest available information and adjustments that management believes are reasonable. These unaudited pro forma adjustments include a preliminary allocation of the purchase price of OTC Wellness Business to the assets acquired and liabilities assumed based on a preliminary valuation analysis; however, the final valuation may differ from this preliminary valuation. The actual results reported by the combined company in periods following the Transactions may differ materially from that reflected in this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented herein is based on the assumptions and adjustments described in the accompanying notes. The pro forma adjustments have been prepared in accordance with Article 11 of Regulation S-X and include Transaction Accounting Adjustments that reflect the application of U.S. GAAP to the Transactions. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the integration costs that may be incurred. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the financial position or results of operations would actually have been if the Transactions had occurred as of the dates indicated, nor does it purport to project the financial position or results of operations for any future periods.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2026, filed with the SEC on May 14, 2026, and the historical audited combined financial statements of the OTC Wellness Business for the year ended December 31, 2025 and unaudited interim condensed combined financial statements for the period ended March 31, 2026 (included elsewhere in this Current Report on Form 8-K/A).

The pro forma adjustments represent management’s estimates based on information available as of the date of this Current Report on Form 8-K/A and are subject to change as additional information becomes available and additional analyses are performed.

Prestige Consumer Healthcare Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended March 31, 2026

(In thousands, except per share data)	Prestige Consumer Healthcare Inc.	Historical OTC Wellness Business (1)	Pro Forma Adjustments		Pro Forma Combined

Revenues
Net sales	$1,084,744	$196,055	$—		$1,280,799
Other revenues	3,961	—	—		3,961
Total Revenues	1,088,705	196,055	—		1,284,760

Cost of Sales
Cost of sales excluding depreciation	482,794	54,157	13,408	(4a)	550,359
Cost of sales depreciation	10,333	—	—		10,333
Cost of sales	493,127	54,157	13,408		560,692
Gross profit	595,578	141,898	(13,408)		724,068

Operating Expenses
Advertising and marketing	148,782	43,600	—		192,382
General and administrative	116,447	10,249	11,000	(4b)	137,696
Depreciation and amortization	20,940	29,466	(15,684)	(4c)	34,722
Other expenses	—	420	—		420
Total operating expenses	286,169	83,735	(4,684)		365,220
Operating income	309,409	58,163	(8,724)		358,848

Other expense (income)
Interest expense, net	42,339	—	62,164	(4d)	104,503
Other expense (income)	9,574	—	—		9,574
Total other expense	51,913	—	62,164		114,077
Income before income taxes	257,496	58,163	(70,888)		244,771
Provision for income taxes	67,195	—	(3,054)	(4e)	64,141
Net income	$190,301	$58,163	$(67,834)		$180,630

Earnings per share:
Basic	$3.93				$3.73	(4f)
Diluted	$3.91				$3.71	(4f)

Weighted average shares outstanding:
Basic	48,456				48,456
Diluted	48,720				48,720

Prestige Consumer Healthcare Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2026

(In thousands)	Prestige Consumer Healthcare Inc.	Historical OTC Wellness Business (1)	Assets and Liabilities Not Acquired (1)	Acquired OTC Wellness Business (1)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$63,868	$—	$—	$—	$(22,209)	(3a)	$41,659
Accounts receivable, net	191,920	46,834	(46,834)	—	—		191,920
Inventories	159,132	14,543	—	14,543	13,408	(3b)	187,083
Prepaid expenses and other current assets	16,564	1,083	(1,083)	—	—		16,564
Total current assets	431,484	62,460	(47,917)	14,543	(8,801)		437,226

Property, plant and equipment, net	121,689	—	—	—	—		121,689
Operating lease right-of-use assets	27,780	—	—	—	—		27,780
Finance lease right-of-use assets, net	21,776	—	—	—	—		21,776
Goodwill	581,109	151,503	(151,503)	—	82,555	(3c)	663,664
Intangible assets, net	2,299,605	328,281	(328,281)	—	947,650	(3d)	3,247,255
Other long-term assets	10,870		—	—	—		10,870
Total Assets	$3,494,313	$542,244	$(527,701)	$14,543	$1,021,404		$4,530,260

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$22,791	$8,119	$(8,119)	$—	$—		$22,791
Current portion of long-term debt	—	—	—	—	10,450	(3e)	10,450
Accrued interest payable	15,578	—	—	—	—		15,578
Operating lease liabilities, current portion	6,910	—	—	—	—		6,910
Finance lease liabilities, current portion	2,656	—	—	—	—		2,656
Other accrued liabilities	72,989	7,924	(7,924)	—	11,000	(3f)	83,989
Total current liabilities	120,924	16,043	(16,043)	—	21,450		142,374

Long-term debt, net	993,953	—	—	—	1,012,341	(3e)	2,006,294
				—
Deferred income tax liabilities	447,417	—	—	—	13,156	(3g)	460,573
Long-term operating lease liabilities, net of current portion	20,955	—	—	—	—		20,955
Long-term finance lease liabilities, net of current portion	17,968	—	—	—	—		17,968
Other long-term liabilities	5,580	—	—	—	—		5,580
Total Liabilities	1,606,797	16,043	(16,043)	—	1,046,947		2,653,744

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—	—	—	—		—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued	562	—	—	—	—		562
Additional paid-in capital	608,520	526,201	(511,658)	14,543	(14,543)	(3h)	608,520
Treasury stock, at cost	(439,301)	—	—	—	—		(439,301)
Accumulated other comprehensive loss, net of tax	(28,368)	—	—	—	—		(28,368)
Retained earnings	1,746,103	—	—	—	(11,000)	(3f)	1,735,103
Total Stockholders' Equity	1,887,516	526,201	(511,658)	14,543	(25,543)		1,876,516
Total Liabilities and Stockholders' Equity	$3,494,313	$542,244	$(527,701)	$14,543	$1,021,404		$4,530,260

Prestige Consumer Healthcare Inc,
Notes to Pro Forma Condensed Combined Financial Statements

1.    OTC Wellness Business Historical Financial Statements

During the preparation of the unaudited pro forma condensed combined financial statements, the Company did its initial evaluation of the accounting policies of the OTC Wellness Business and discussed below certain reclassifications it deemed material and necessary to conform to the Company’s presentation. Additionally, the Company does not expect that conforming any differences in revenue recognition policies would have a material impact on the timing or amount of revenue presented in the pro forma financial statements.

The financial statement line items presented in the table below reflect the historical presentation used in the OTC Wellness Business financial statements and, in certain cases, differ from the line item captions used in the unaudited pro forma condensed combined statement of income. For example, the table below presents “Cost of Sales,” “Selling, general and administrative,” “Amortization expense” and “Income from operations,” whereas the unaudited pro forma condensed combined statement of income presents the corresponding amounts within “Cost of sales excluding depreciation,” “General and administrative,” “Depreciation and amortization” and “Operating income,” respectively. In addition, the table below presents only “Net Sales,” whereas the historical financial statements of the OTC Wellness Business included elsewhere in this Current Report on Form 8-K/A present gross sales less sales allowances, returns and discounts, which together reconcile to net sales.

				Twelve Months Ended March 31, 2026
	Three Months Ended March 31, 2025 (A)	Year Ended December 31, 2025 (B)	Three Months Ended March 31, 2026 (C)	The OTC Wellness Business Before Reclassifications (B)+(C)-(A)	Reclassifications		The OTC Wellness Business After Reclassifications
(In thousands)
Net Sales	50,463	194,862	51,656	196,055	—		196,055
Cost of Sales	13,131	50,251	13,659	50,779	3,378	(a)	54,157
Gross profit	37,332	144,611	37,997	145,276	(3,378)		141,898
Operating expenses:
Advertising and marketing	10,153	35,931	12,649	38,427	5,173	(b)	43,600
Selling, general and administrative	4,836	18,499	5,137	18,800	(8,551)	(c)	10,249
Other expenses	215	431	204	420	—		420
Amortization expense	7,367	29,466	7,367	29,466	—		29,466
Total Operating Expenses	22,571	84,327	25,357	87,113	(3,378)		83,735
Income from operations	14,761	60,284	12,640	58,163	—		58,163
Provision for income taxes	—	—	—	—	—		—
Net Income	$14,761	$60,284	$12,640	$58,163	$—		$58,163
(a) Represents the reclassification of freight expenses and sales tracking fees previously classified as selling, general and administrative expense to cost of sales due to difference in accounting policies.
(b) Represents the reclassification of broker commissions and call center costs previously classified as selling, general and administrative expense to advertising and promotions due to differences in accounting policies.
(c) See above.

The Company has a different fiscal year end, March 31, from the OTC Wellness Business, December 31. The OTC Wellness Business historical results were aligned to the Company’s fiscal reporting periods so the unaudited condensed combined pro forma financial statements present the combined results on a consistent basis.

Assets and Liabilities not Acquired

Pursuant to the terms of the Breathe Right Purchase Agreement, the Company acquired certain inventory of the OTC Wellness Business. No other tangible assets were acquired and no liabilities were assumed by the Company in connection with the Breathe Right Acquisition. Accordingly, the unaudited pro forma condensed combined balance sheet reflects the acquisition of inventory, intangible assets and goodwill and does not include any pro forma adjustments to recognize additional acquired assets or assumed liabilities.

2.    Preliminary Purchase Price Allocation

On June 12, 2026, Prestige completed the purchase of the OTC Wellness Business for a purchase price of $1,045.0 million. In connection with this acquisition, Prestige entered into the Term Loan Credit Agreement in the amount of $1,045.0 million, the proceeds of which were used to finance, together with cash on hand, the Breathe Right Acquisition and fees and expenses incurred in connection with the closing of the Transactions. Under the acquisition method of accounting, the total estimated cost of the Breathe Right Acquisition is allocated to the OTC Wellness Business, net of tangible and intangible assets based on their estimated fair values as of the date of completion of the acquisition. For the purposes of the unaudited condensed combined pro forma financial information, these preliminary fair values have been estimated as of March 31, 2026. Such allocation may change based on the final analysis of such fair values, and to reflect the actual date of acquisition. Based on the preliminary estimated fair values at March 31, 2026, the preliminary purchase price allocation is as follows:

(In thousands)	Amount
Allocation of purchase price
Inventories	$27,951
Goodwill	82,555
Intangible assets	947,650
Deferred income tax liabilities	(13,156)

Net Assets Acquired	$1,045,000

3.    Adjustments to the unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2026

(3a) Represents the net cash paid by Prestige from cash on hand to acquire the OTC Wellness Business:

(In thousands)	Amount
Borrowings under the Term Loan Credit Agreement	$1,045,000
Payments made at Closing Date related to purchase of the OTC Wellness Business	(1,045,000)
Less original issue discount	(2,613)
Less debt issuance costs	(19,596)
Net decrease in cash for items paid at Closing Date	$(22,209)

(3b) Represents the estimated step-up to fair value over historic value:

(In thousands)	Amount
Work in progress	$2,003
Finished goods	12,540
Inventory acquired with OTC Wellness Business	14,543
Net adjustment to inventory for step-up to fair value	13,408
Total inventory acquired	$27,951

The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts.

(3c) Represents the adjustment to record goodwill resulting from the Breathe Right Acquisition:

(In thousands)	Amount
Purchase price of acquisition	$1,045,000
Net assets acquired	962,445
Net adjustment to goodwill	$82,555

Our preliminary allocation of the purchase price to the net tangible and identifiable intangible assets is based on their estimated acquisition-date fair values. The excess of purchase price over the estimated fair values of the net tangible and identifiable intangible assets acquired has been recorded as goodwill.

(3d) Represents the adjustment to reflect the preliminary acquisition accounting to recognize the identifiable intangible assets acquired in the Breathe Right Acquisition at their estimated fair values. The preliminary fair values were determined based on information currently available and are subject to change as the Company finalizes its valuation analyses. The final fair values, useful lives and resulting amortization expense may differ materially from the amounts reflected in the unaudited pro forma condensed combined financial information.

(In thousands)	Amount
Intangible assets
Tradenames	$183,600
Customer relationships	73,150
Finite-lived intangible assets	256,750
Indefinite-lived tradename intangible assets	690,900
Net adjustment to intangible assets	$947,650

(3e) Represents adjustments to record the Term Loan Credit Agreement and the related debt financing costs

(In thousands)	Amount
Long-term debt
Term Loan Credit Agreement	$1,045,000
Less original issue discount	(2,613)
Less debt issuance costs	(19,596)
Total adjustment to record the Term Loan Credit Agreement and debt financing costs	1,022,791
Less adjustment to current portion of long-term debt	(10,450)
Adjustment to long-term debt	1,012,341

(3f) Represents the estimated adjustment to Other accrued liabilities for buyer transaction costs of $11.0 million. This adjustment records an accrual for expected acquisition-related costs that are anticipated to be incurred in connection with the Breathe Right Acquisition.

(3g) Represents the deferred tax adjustment of $13.2 million on the tradenames, customer relationship intangible assets and goodwill that were recognized as a result of the acquisition. Deferred tax was calculated by applying the relevant statutory tax rate of 24%.

(3h) This adjustment eliminates the historical equity accounts of the OTC Wellness Business in accordance with the principles of acquisition accounting under ASC 805, Business Combinations.

4.    Adjustments to the unaudited Pro Forma Condensed Combined Statement of Income for the year ended March 31, 2026

(4a) This adjustment represents the additional cost of sales recognized in connection with the inventory fair value adjustment. The inventory fair value step-up is reflected in cost of sales as the acquired inventory is expected to be sold. For purposes of the unaudited pro forma condensed combined statement of income, the Company has assumed that the acquired inventory would turn within one year, based on management’s estimate of expected inventory sell-through.

(In thousands)	Amount
Recognition of inventory fair value step-up in cost of sales	$13,408

(4b) This adjustment represents the estimated direct and incremental transaction costs incurred or expected to be incurred by Prestige in connection with the Breathe Right Acquisition. These costs are reflected as an increase to general and administrative expenses in the unaudited pro forma condensed combined statement of income as if the Breathe Right Acquisition had occurred on April 1, 2025 and primarily represent legal, consultant and advisor fees associated with the Transactions.

The adjustment is non-recurring in nature and is not expected to have a continuing impact on the combined company’s results of operations beyond 12 months after the Closing Date.

(In thousands)	Amount
Buyer Transaction Fees	$11,000

(4c) The related pro forma adjustment reflects the estimated amortization of the identifiable intangible assets recognized in acquisition accounting, as if the Breathe Right Acquisition had occurred on April 1, 2025. Amortization expense was calculated based on the estimated fair values and useful lives shown below. Amortization is calculated on a straight-line basis. Where such pattern cannot be reliably determined, amortization is calculated on a straight-line basis.

(In thousands)	Tradenames	Customer Relationships	Total Intangible Assets
Intangible assets
Amortizable intangible assets	$183,600	$73,150	$256,750
Estimated weighted average useful life	18.86	18.07
Pro forma amortization of intangible assets acquired	9,735	4,047	13,782
Elimination of existing OTC Wellness Business intangible asset amortization			(29,466)
Net adjustment to depreciation and amortization			$(15,684)

(4d) This adjustment represents the estimated incremental interest expense related to the new debt financing obtained in connection with the Transactions. The adjustment gives effect to the Term Loan Credit Agreement as if it had been outstanding from April 1, 2025, the assumed acquisition date for purposes of the unaudited pro forma condensed combined statement of income.

(In thousands)
Incremental Term Loan Credit Agreement interest expense	$59,428	(a)
Incremental amortization of financing costs	2,736	(b)
Incremental interest expense	$62,164
(a) Represents the interest on the $1,045.0 million Term Loan Credit Agreement, assuming an interest rate of 5.63%, and required mandatory prepayments are made. A hypothetical 12.5 basis point change in the interest rate would result in approximately a $1.4 million impact on total interest expense.
(b) Represents the additional debt financing cost amortization using the effective interest rate method.

(4e) The adjustment reflects the estimated income tax effect of the pro forma transaction accounting adjustments. The income tax effects were calculated using an estimated blended statutory income tax rate of 24.0%, based on the statutory rate in effect during the periods for which pro forma condensed combined statements of income are presented and should be reflected as a separate pro forma adjustment.

(In thousands)	Amount	Effective tax rate	Tax Effect
Expense item
Interest Charge	$(62,164)	24%	$(14,919)
Total			(14,919)

Tax Impact of Inventory Adjustment	(13,408)	24%	(3,218)
Tax Impact of Amortization Adjustment	15,684	24%	3,764
Buyer's Transaction Costs	(11,000)	24%	(2,640)
Total			(2,094)

Tax provision on earnings of the OTC Wellness Business	$58,163	24%	13,959	(a)

Tax effect			$(3,054)
(a) To reflect a provisional income tax adjustment related to the OTC Wellness Business. As the acquired OTC Wellness Business was historically operated by Foundation Consumer Brands, LLC, a pass-through entity, historical results did not include corporate-level income taxes. Accordingly, a provisional income tax adjustment has been recorded based on an estimated effective tax rate of 24% to reflect the income tax effects of operating the acquired business within the Company's corporate tax structure following the Transactions.

(4f) The following table sets forth the computation of pro forma basic and diluted earning per share computed based on pro forma net income and the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed based on pro forma net income and the weighted average number of shares of common stock outstanding plus the effect of potentially dilutive common shares outstanding during the period using the treasury stock method, which includes stock options and restricted stock units. Potential common shares, composed of the incremental common shares issuable upon the exercise of outstanding stock options and unvested RSUs, are included in the diluted earnings per share calculation to the extent that they are dilutive.

(In thousands except per share data)	Amount
Numerator
Net Income	$180,630

Denominator
Denominator for basic earnings per share - weighted average shares outstanding	48,456
Dilutive effect of unvested restricted stock units and options issued to employees and directors	264
Denominator for diluted earnings per share	$48,720

Earnings per Common Share
Basic net earnings per share	$3.73
Diluted net earnings per share	$3.71